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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                    Current Report Under Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                        Date of Report: NOVEMBER 21, 2001



                            CROGHAN BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)



                                     0-20159
                            (Commission File Number)



                OHIO                                     31-1073048
   (State or other jurisdiction of                     (IRS employer
   incorporation or organization)                      Identification No.)



     323 CROGHAN STREET, FREMONT, OHIO                      43420
 (Address of principal executive offices)                 (Zip Code)



                                 (419)-332-7301
              (Registrant's telephone number, including area code)



This document contains 3 pages.

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                            CROGHAN BANCSHARES, INC.


Item 5 - Other Events

                                  PRESS RELEASE

         This release is in response to your inquiry regarding our recent organizational restructuring at The Croghan Colonial Bank, a wholly owned subsidiary of Croghan Bancshares, Inc.
         We recently implemented a strategic planning initiative designed to shape and guide the Bank's future direction. As part of this overall planning process, we conducted an internal audit of all of our processes, procedures and departments. The goal of the audit was to explore innovative ways of delivering personal, quality service in the most cost-effective and efficient manner, based on the available technology and staffing resources.
         One of our primary goals is to remain an independent community bank dedicated to the local customers we serve. And we know the best way to remain a strongly competitive independent financial institution is through a continual commitment to efficient, superior customer service and satisfaction. As a result of our audit, we implemented some organizational changes directed at growing the Bank by further improving our systems and procedures, and ultimately, our service to our customers.
         The streamlining and consolidation of some key administrative functions as part of the restructuring has resulted in the creation of some new staff positions and the elimination of others. While the structural changes were made in the long-term interest of growing the Bank, we regret the necessity to reduce full-time equivalent staff positions by approximately 10% throughout our tri county market area. We have provided outplacement assistance to help those affected find new careers.
         We're confident that the efficiencies gained by the corporate restructuring have solidified the competitive strength of The Croghan Colonial Bank in the communities we serve. As technology evolves and the competitive environment changes, we will continue to proactively monitor our processes and procedures in the best interest of our customers and shareholders.


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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CROGHAN BANCSHARES, INC.
                                              (Registrant)


                                       by:  /s/ Steven C. Futrell
                                            Steven C. Futrell, President


Date:  November 21, 2001